UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2016

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 North 5th Street, Suite 410

Minneapolis, MN 55403

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:   (952) 426-1241

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On December 12, 2016 the Board of Directors (the “Board”) of Black Ridge Oil & Gas, Inc. (the “Company”) adopted the 2016 Non-Qualified Stock Option Plan (the “2016 Plan”). The 2016 Plan is effective immediately. Pursuant to the 2016 Plan, the Company may grant non-qualified stock options for up to a total of 3,813,500 shares of common stock of the Company. As a condition of accepting grants of stock options under the 2016 Plan, participants are required to enter into a Non-Qualified Stock Option Agreement with the Company, a form of which is attached as Exhibit 99.2 hereto (“Form of Option Agreement”). The foregoing description of the 2016 Plan and Form of Option Agreement are qualified in their entirety by the terms of the 2016 Plan and Form of Option Agreement, attached to this current report as Exhibits 99.1 and 99.2, respectively.

On December 12, 2016, the Board granted an aggregate amount of 3,813,500 non-qualified stock options pursuant to the 2016 Plan to purchase shares of the Company’s common stock to several officers, directors, and employees at an exercise price of $0.04 per share, which represents the closing price of the Company’s shares on the OTCQB marketplace at the close of business. The officers and directors receiving grants and the amounts of such grants were as follows:

Name and Title	Number of Non-Qualified Option Shares Granted
Ken DeCubellis, Chief Executive Officer	1,204,000
Michael Eisele, Chief Operating Officer	500,000
James Moe, Chief Financial Officer and Corporate Secretary	450,000
Bradley Berman, Chairman of the Board and Director	300,000
Joseph Lahti, Director	300,000
Benjamin Oehler, Director	300,000
Lyle Berman, Director	300,000
Total:	3,354,000

All of the non-qualified stock options granted under the 2016 Plan presented in the table above will vest in three equal installments, commencing one year from the date of grant on December 12, 2016, and continuing for the next two anniversaries thereof until fully vested

Item 8.01. Other Events.

On December 12, 2016, the Board appointed Mr. Lyle Berman to the Company’s Audit Committee.

Item 9.01. Financial Statements and Exhibits.

(d)	99.1	2016 Non-Qualified Stock Option Plan

	99.2	Form of Non-Qualified Stock Option Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

	By:	/s/ James Moe
James Moe
Chief Financial Officer

Date: December 14, 2016

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